Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) pertaining to the 2007 Equity Incentive Plan of Och-Ziff Capital Management Group LLC and to the incorporation by reference therein of our reports dated July 1, 2007 and September 17, 2007, with respect to the balance sheet of Och-Ziff Capital Management Group LLC and the combined financial statements of OZ Management, L.L.C., Och-Ziff Associates, L.L.C., OZ 2004 GP, L.L.C. and OZ 2004 Investment Partners, L.L.C. (collectively the “Och-Ziff Operating Group”), respectively, included in its Form S-1 Registration Statement dated November 9, 2007 filed with the Securities and Exchange Commission.

New York, NY

November 13, 2007